EXHIBIT 10.2
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                         PARTNERSHIP INTEREST
                          PURCHASE AGREEMENT

               (TOPANGA PLAZA; LOS ANGELES, CALIFORNIA)



     THIS AGREEMENT made and entered into as of the 17th day of November, 1998, by and between JMB INCOME PROPERTIES, LTD.-XII, an Illinois limited partnership ("Assignor"), and TOPANGA PLAZA LLC, a Delaware limited liability company ("Assignee").


                       WITNESSETH, THAT WHEREAS:

     A. Assignor and Topanga Center, Inc. ("TCI") have entered into that certain agreement dated as of December 31, 1985, captioned "ARTICLES OF PARTNERSHIP OF TOPANGA PLAZA PARTNERSHIP," as amended by that certain agreement dated as of March 31, 1987, captioned "AMENDMENT TO ARTICLES OF PARTNERSHIP OF TOPANGA PLAZA PARTNERSHIP," and by that certain agreement dated as of February 1, 1994 captioned "SECOND AMENDMENT TO ARTICLES OF PARTNERSHIP OF TOPANGA PLAZA PARTNERSHIP," which agreements constitute the agreement of partnership for Topanga Plaza Partnership, a California general partnership ("Partnership") (and which agreements are herein collectively called the "Partnership Agreement").

     B. TCI assigned its interest in the Partnership to Assignee pursuant to that certain Assignment and Assumption of Partnership Interest dated November 12, 1997.

     C. Assignor desires to sell, and Assignee desires to purchase, all of Assignor's interest in the Partnership in the manner hereinafter set forth.

           NOW, THEREFORE, in consideration of the premises and the mutual undertakings of the parties hereto, it is hereby agreed as follows:

           1.    CERTAIN DEFINITIONS.

                 A. DEFINITIONS IN PARTNERSHIP AGREEMENT. Unless otherwise expressly defined in this letter agreement, all defined terms used in this letter agreement shall have the meaning set forth in the Partnership Agreement.

                 B. ACCRUAL AMOUNT. As used herein, means the aggregate amount of any distributions or other sums or proceeds which may have accrued in favor of Assignor under the Partnership Agreement prior to the Closing Date.

                 C. PRORATION AMOUNT. As used herein, means the net amount of the credit (or debit) to Assignor as a result of the allocation of income and expenses to the "Old Partnership" (as such term is hereinafter defined) by reason of the prorations hereinafter provided for.

           2. PURCHASE AND SALE. Assignor shall sell to Assignee, and Assignee shall purchase from Assignor, all of Assignor's right, title and interest in and to the Partnership (the "Assignor Interest"), including, without limitation, all of Assignor's rights under the Partnership Agreement, upon and subject to the terms, covenants and conditions hereinafter set forth.



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           3.    PURCHASE PRICE.  The purchase price (the "Purchase
Price") of the Assignor Interest is Fifty Three Million Four Hundred Fifty Thousand and no/100 Dollars ($53,450,000.00). An amount equal to the Purchase Price plus the Accrual Amount, and adjusted by the Proration Amount (the amount to be paid as aforesaid being herein called the "Closing Payment"), shall be paid on the Closing Date by wire transfer to Assignor of immediately available federal funds in accordance with wiring instructions to be provided by Assignor in connection with the closing hereunder.

           4. CLOSING. The closing of the sale and purchase herein provided shall be consummated on November 17, 1998 (the "Closing Date").
On or before 11:00 a.m. Central time on the Closing Date, (a) Assignee shall deliver to Assignor (i) the Closing Payment by wire transfer of immediately available federal funds as aforesaid, and (ii) two (2) duly executed and acknowledged counterpart originals of the assignment and assumption of partnership interest covering the Assignor Interest, in the form of Exhibit "A" attached hereto ("Assignment and Assumption"), and (b) Assignor shall deliver to Assignee two (2) duly executed and acknowledged counterpart originals of the Assignment and Assumption, and of certificates of non-foreign status for State and Federal purposes. The parties will each deliver such (i) partnership and other filings respecting the transactions hereunder as each party may reasonably require, and
(ii) opinions of counsel respecting evidence of due organization, authorization and execution respecting the applicable party, in form reasonably satisfactory to the other party. On or before the Closing Date, Assignor shall cause Assignee to be an additional named insured under the Partnership's insurance policies. At the request of either party (exercised in writing prior to the Closing Date), the deliveries to be made hereunder may be accomplished through appropriate escrow arrangements with a reputable title company or other reputable escrow holder pursuant to escrow instructions to be executed among the parties in form reasonably acceptable to such parties in order to effectuate the intent hereof.

           5.    PRORATIONS.

                 A. ITEMS TO BE PRORATED. All rent and other items of income, as well as all ordinary expenses in connection with the ownership and operation of the Business Property, shall be prorated on the Closing Date, computed as of the Closing Date, to allocate such income and expenses of the Partnership between the Partnership as it was constituted immediately prior to the sale of the Assignor Interest (the "Old Partnership") hereunder and the Partnership as it is constituted immediately following the sale of the Assignor Interest hereunder. Without limitation on the foregoing, in no event shall expenses to be prorated hereunder include any tenant improvement or leasing commission costs in connection with any lease of space at the Property (including any new lease or any renewal of an existing lease), or any capital expenditures, except to the extent specifically set forth in the "Closing Statement Example" attached as Exhibit "B" hereto and made a part hereof. Without limitation on the foregoing, Assignor shall have no obligation of any kind with respect to the repair or replacement of the "chiller" unit(s) at the Property, all costs of which shall be borne by the Partnership as it is constituted after the closing of the transactions hereunder.

                 B.   CALCULATIONS OF PRORATION AMOUNT AND ACCRUAL
AMOUNT. The Proration Amount determined under subparagraph A above and the Accrual Amount to be paid hereunder shall initially be determined on the basis of a written statement or statements prepared and approved by Assignee and Assignor prior to the Closing Date. Assignee and Assignor shall determine the manner in which the Proration Amount and the Accrual Amount are to be calculated in a fair, equitable and reasonable manner. Assignee and Assignor shall cooperate with each other in good faith in connection with the determinations and computations required hereunder. An example of such determinations and computations had the Closing Date occurred on October 23, 1998 is attached as Exhibit "B" attached hereto and made a part hereof. Assignee shall cause the Partnership to use diligent good faith efforts to collect any delinquent rent, operating expense reimbursements and other items of income which may be attributable to the period prior to the Closing Date but unpaid as of the date thereof to be collected as soon as reasonably possible after the Closing Date (and to promptly remit Assignor's share thereof upon receipt). In the event any prorations, credits, apportionments or computations made under subparagraph D above shall prove to be incorrect for any reason, then each of Assignee and Assignor shall be entitled to an adjustment to correct the same, provided that any party entitled to such adjustment make written demand on such other party from whom it is entitled to such adjustment not later than November 15, 1998 (and all such adjustments shall be finalized no later than November 30, 1998). Any item which cannot be finally prorated or determined because of the unavailability of information shall be tentatively prorated or determined on the basis of the best data then available and reprorated after the information is available. In connection therewith, after the Closing Date Assignee shall continue to provide Assignor full access to all books and records of the Partnership and to all other financial information as may be reasonably required in connection with the foregoing determinations. Notwithstanding the foregoing, Assignee and Assignor hereby agree that, for ease of administration and other reasons, they will work in good faith to attempt to determine a final closing amount which will encompass all prorations, credits and other determinations to be made under this section, such that no post-closing adjustments for such items will be required.

                 C. CLOSING COSTS., Each party shall pay its own legal fees in connection with the transactions under this Agreement. The Old Partnership shall be responsible for the transfer taxes attributable to the transactions under this Agreement (and Assignee shall cause the same to be paid). Except for such transfer taxes, Assignee shall pay any other closing costs, if any, which may be incurred in connection with the transactions contemplated in this Agreement, including all documentary, filing, recording, conveyance, transfer, intangible and other taxes, if any, recording or filing charges for any instruments or documents which may be recorded or filed, if any, and all title, survey or escrow fees, if any.

                 D. PROFITS AND LOSSES OF THE PARTNERSHIP PRIOR TO CLOSING; TAX RETURNS. Subject to the provisions set forth in subparagraph B above, the parties confirm that profits and losses of the Partnership for the period from January 1, 1998 through the Closing Date shall be allocated for tax reporting purposes pursuant to the applicable provisions of the Partnership Agreement. Assignee will cooperate with Assignor in providing and preparing such information and items as may be required in order to timely prepare and deliver tax returns and other similar items after the Closing Date (and, in connection therewith, after the Closing Date Assignee shall continue to provide Assignor full access to all books and records of the Partnership and to all other financial information as may be reasonably required in connection with such determinations).

           6.    REPRESENTATIONS AND WARRANTIES.

                 A.   REPRESENTATIONS AND WARRANTIES OF ASSIGNOR.
Assignor hereby represents and warrants to Assignee as follows:

                      (1) Except as set forth in subparagraphs A(2) through A(6) below, the sale of the Assignor Interest is and will be made on an "as is" basis, without representations and warranties of any kind or nature, express, implied, or otherwise, including, but not limited to, any representation or warranty concerning title to the Business Property, the physical condition of the Business Property (including, but not limited to, the condition of the soil or the improvements), the environmental condition of the Business Property (including, but not limited to, the presence or absence of hazardous substances on or respecting the Business Property), the compliance of the Business Property with applicable laws and regulations (including, but not limited to, zoning and building codes or the status of development or use rights respecting the Business Property), the financial condition of the Business Property or the Partnership or any other representation or warranty respecting any income, expenses, charges, liens or encumbrances, rights or claims on, affecting or pertaining to the Partnership or the Business Property or any part thereof. Assignee acknowledges that Assignee is an existing partner in the Partnership, and is also affiliated with Westfield Management Company ("Manager"), the manager of the Business Property. Assignee acknowledge that, except as to matters specifically set forth in subparagraphs A(2) through A(6) below, Assignee will acquire the Assignor Interest solely on the basis of (a) its own physical and financial examination of the Business Property (Assignee having completed all such due diligence reviews, examinations and inspections deemed necessary by Assignee) and (b) information and knowledge in its possession and in the possession of Manager. As a result of its existing interest in the Partnership and/or its affiliations with Manager, as applicable, Assignee is not relying upon, and has no need to rely upon, any knowledge or information in the possession of Assignor with respect to any of the foregoing matters except as set forth herein.

                      (2) Assignor is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Illinois.

                      (3) Assignor is duly authorized, and qualified under any and all applicable laws, regulations, ordinances and orders to do all things required of it, under and in connection with this Agreement.

                      (4) Assignor has the right, power and authority to enter into and perform the terms of this Agreement and to consummate the transactions contemplated hereby. Subject to any consents or approvals required under the "Existing Loan" as defined in Paragraph 7a below (Assignee having the obligation to obtain any such consents or approvals), the execution and delivery of this Agreement and the consummation of the transactions hereunder do not result in the breach of or default under any mortgage, deed of trust or other agreement to which Assignor is subject.

                      (5)   This Agreement and all agreements,
instruments and documents herein provided to be executed or to be caused to be executed by Assignor are (or, in the case of agreements, instruments and documents executed as of the Closing Date, will be as of the Closing Date) duly authorized, executed and delivered by, and binding upon, Assignor.

                      (6) Assignor owns the Assignor Interest, free and clear of any and all security interests, rights, options, claims and demands (other than any security interests and rights granted to Assignee under the Partnership Agreement) of any person claiming by, through or under Assignor, but not otherwise.

                      (7) Assignor has not incurred any debt or entered into any agreements in the name of the Partnership for which the Partnership may or would be liable other than such debts or obligations requested in writing or consented to in writing by Assignee (or its predecessor in interest) or which are otherwise disclosed in the Partnership's books.

                 B.   REPRESENTATIONS AND WARRANTIES OF ASSIGNEE.
Assignee hereby represent and warrant to Assignor as follows:

                      (1) Assignee is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.

                      (2) Assignee is duly authorized, and qualified under any and all applicable laws, regulations, ordinances and orders to do all things required of it, under and in connection with this Agreement.

                      (3) Assignee has the right, power and authority to enter into and perform the terms of this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions hereunder do not result in the breach of or default under any mortgage, deed of trust or other agreement to which Assignee is subject.

                      (4)   This Agreement and all agreements,
instruments and documents herein provided to be executed or to be caused to be executed by Assignee is (or, in the case of agreements, instruments and documents executed as of the Closing Date, will be as of the Closing Date) duly authorized, executed and delivered by, and binding upon, Assignee.

                      (5) The interest of Assignee in the Partnership, as such interest is described in the Partnership Agreement, is owned by Assignee free and clear of any and all security interests, rights, options, claims and demands (other than any security interests, rights and options granted to Assignor under the Partnership Agreement) of any person claiming by, through or under Assignee.

           7.    INDEMNIFICATION.

                 A.   INDEMNIFICATION BY ASSIGNEE AND THE PARTNERSHIP.
As of the Closing Date, Assignee, on behalf of itself and the Partnership as it is constituted after the closing hereunder, shall hold harmless, indemnify and defend Assignor from and against all claims, rights, demands, obligations, liabilities, costs and expenses (including reasonable attorneys' fees) of any kind or nature related to the Partnership Agreement, the Partnership, the Business Property and any agreements, contracts or other matters respecting the same to the extent any of the foregoing arise from and after the Closing Date or for which Assignee has received a credit pursuant to Paragraph 5 above (and Assignee, on behalf of itself and the Partnership as it is constituted after the Closing hereunder, shall release Assignor from all such matters). Without limitation on the foregoing, the foregoing indemnification shall include matters related to or arising from that certain loan (the "Existing Loan") in the original principal amount of $59,000,000 made by Connecticut General Life Insurance Company ("Connecticut General") to the Partnership; provided, however, with respect to matters relating to that certain Environmental Indemnification Agreement dated January 31, 1992 given in connection with the Existing Loan, Assignee agrees that, from and after the date which is one (1) year after the Closing, Assignee's indemnification obligations shall also include matters arising prior to the Closing hereunder, except to the extent Assignor otherwise has the same pre-Closing liability for reasons other than under such Environmental Indemnification Agreement either at law or to parties other than Connecticut General pursuant to paragraph 7C below. In addition, Assignee shall hold harmless, indemnify and defend Assignor from and against any loss or damage to Assignor resulting from any inaccuracy in or breach of any representation and warranty of Assignee under this Agreement (or any agreement executed in connection herewith) or resulting from any breach or default by Assignee under this Agreement (or any agreement executed in connection herewith).

                 B. INDEMNIFICATION BY ASSIGNOR. Assignor shall hold harmless, indemnify and defend Assignee from and against any loss or damage to Assignee resulting from any inaccuracy in or breach of any representation and warranty of Assignor under this Agreement (or any agreement executed in connection herewith) or resulting from any breach or default by Assignor under this Agreement (or any agreement executed in connection herewith).

                 C. NON-WAIVER. Except as specifically set forth in this Agreement, nothing contained in this Paragraph 7 shall be construed or operate as a waiver or release of any obligation or liability arising or accruing under the Partnership Agreement prior to the consummation of the assignment transactions contemplated hereunder and, except as otherwise set forth in this Agreement, the parties hereto agree that they shall retain their respective obligations and liabilities under the Partnership Agreement accruing prior to such closing.

           8.    BROKERAGE MATTERS.

                 A. Except as set forth in subparagraph 8B, Assignor represents and warrants to Assignee, and Assignee represents and warrants to Assignor, that no broker or finder has been engaged by it, respectively, in connection with any of the transactions contemplated by this Agreement or to its knowledge is in any way connected with any of such transactions. In the event of a claim for broker's or finder's fee or commissions in connection herewith, then Assignor shall indemnify and defend Assignee from the same if it shall be based upon any statement or agreement alleged to have been made by Assignor, and Assignee shall indemnify and defend Assignor from the same if it shall be based upon any statement or agreement alleged to have been made by Assignee. The indemnification obligations under this Paragraph 8A shall survive the closing of the transactions hereunder or the earlier termination of this Agreement.

                 B. Assignor agrees to be responsible for any brokerage commission which may be payable to Hamptons International ("Broker") in connection with the transaction under this Agreement pursuant to a separate written agreement with Broker.

           9. Notices. Any notice which a party is required or may desire to give the other shall be in writing and shall be sent by personal delivery, facsimile transmission, or by mail (either [i] by United States registered or certified mail, return receipt requested, postage prepaid, or [ii] by Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery), addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given):

                 TO ASSIGNEE:
                 -----------

                 c/o Westfield Corporation, Inc.
                 11601 Wilshire Boulevard, 12th Floor
                 Los Angeles, California
                 Attention: Irv Hepner, Esq.
                 Facsimile: (310) 478-8776
                 Telephone: (310) 445-2427


                 TO ASSIGNOR:
                 -----------

                 c/o JMB Realty Corporation
                 900 North Michigan Avenue
                 12th Floor
                 Chicago, Illinois 60611
                 Attention: Mr. Glenn Emig
                 Facsimile: (312) 915-1023
                 Telephone: (312) 915-2350


                 WITH COPY TO:
                 ------------

                 Pircher, Nichols & Meeks
                 1999 Avenue of the Stars
                 Suite 2600
                 Los Angeles, California 90067
                 Attention: Real Estate Notices (GML)
                 Facsimile: (310) 201-8922
                 Telephone: (310) 201-8900

Any notice so given by mail shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier's proof of delivery, as the case may be. Any such notice not so given shall be deemed given upon receipt of the same by the party to whom the same is to be given. Notice given by facsimile transmission shall be deemed given upon actual receipt of the same by the party to whom the same is to be given (as evidenced by electronic confirmation thereof).

           10.   REMEDIES; SURVIVAL.

                 A. REMEDIES. Without limitation on any other rights or remedies which may be available in connection with a default or breach hereunder (all such rights and remedies being retained except as specifically limited pursuant to the terms of this Agreement), if the transactions hereunder shall fail to close by reason of Assignee's default, Assignee shall have no right of first refusal under the Partnership Agreement thereafter with respect to the sale of Business Property.

                 B. SURVIVAL. The representations, warranties, covenants, indemnifications and obligations contained in this Agreement shall survive the closing of the transactions hereunder.

           11. LIMITATION ON LIABILITY. Except for JMB Realty Corporation, Assignor's general partner, no constituent partner in or agent of Assignor, nor any advisor, trustee, member, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any corporation or trust that is or becomes a constituent partner in Assignor shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Assignee, the Partnership and its or their successors and assigns and, without limitation, all other persons and entities, shall look solely to the assets of Assignor and JMB Realty Corporation as its general partner for the payment of any claim or for any performance, and Assignee, on behalf of itself, the Partnership and its or their successors and assigns, hereby waives any and all such personal liability.
Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent partner in Assignor or in any other constituent partner of Assignor, nor any obligation of any constituent partner in Assignor or in any other constituent partner of Assignor to restore a negative capital account or to contribute capital to Assignor or to any other constituent partner of Assignor, shall at any time be deemed to be the property or an asset of Assignor or any such other constituent partner (and neither Assignee nor the Partnership nor any of its or their successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of partner's obligation to restore or contribute).

           12. COUNTERPARTS. This Agreement may be executed in any number of counterparts, provided each of the parties hereto executes at least one counterpart; each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts, together, shall constitute but one agreement.

           IN WITNESS WHEREOF, the parties hereto have executed this letter agreement as of the day and year first above written.

                      ASSIGNOR:

                      JMB INCOME PROPERTIES, LTD.-XII

                      an Illinois limited partnership

                      By:   JMB REALTY CORPORATION,
                            a Delaware Corporation
                            Corporate General Partner

                            By:______________________________________
                            Name:____________________________________
                            Title:_____________________________________

                      ASSIGNEE:

                      TOPANGA PLAZA LLC
                      a Delaware limited liability company

                      By:   WESTFIELD AMERICA LIMITED PARTNERSHIP,
                            a Delaware limited partnership,
                            Its Managing Member

                            By:   WESTFIELD AMERICA, INC.,
                                  a Missouri corporation,
                                  Its General Partner

                                  By:_____________________________
                                  Name:__________________________
                                  Title:___________________________



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                              EXHIBIT "A"

                       ASSIGNMENT AND ASSUMPTION
                       -------------------------

                             See Attached







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                              EXHIBIT "B"

                       CLOSING STATEMENT EXAMPLE
                       -------------------------